Exhibit 10.11

April 10, 2026	Via e-mail

To:

Brent Berg

907 N. Poplar, Suite 260

Casper, Wyoming, U.S.A., 82601

Dear Brent:

Re:

Uranium Energy Corp. (the “Company”)
Change of Control Supplement with the Company

I am writing to confirm with you our most recent discussions and your concurrence that, effective on April 10, 2026 (the “Effective Date”), we have agreed to the following provisions as they, in part, update and/or add to the current terms and conditions of that certain Executive Employment Services Agreement, dated for reference as executed on February 6, 2024 (the “Services Agreement”), as entered into among each of the Company, UEC Wyoming Corp. (therein and herein the “Operating Subsidiary”; and together with the Company, the “Companies” therein and herein) and yourself (therein and herein the “Executive”), in order, in part: (i) to clarify certain termination fee amounts therein; and (ii) to ensure that the previous change of control termination provisions are now adequately provided for therein (with this letter agreement being a “Supplement” to the current Services Agreement).

I confirm that this Supplement is being made not only to clarify certain provisions of the Services Agreement but, in addition, in recognition of the considerable time and effort that you have expended over the last two years in leading and guiding the Company through various stages of its development. Correspondingly, and in order to hereby formalize this Supplement, we confirm that the following provisions of the existing Services Agreement are hereby updated and provided for as follows:

Section 5.8 of the Services Agreement is hereby deleted and replaced with the following section as of the Effective Date herein:

“5.8          Termination by the Executive. Notwithstanding any other provision of this Agreement, if, within 12 months following a Change of Control: (i) the Executive’s employment with the Company is terminated without Just Cause; or (ii) the Executive terminates the Executive’s employment for Good Reason; then the Companies shall pay to and provide the Executive with the following:

(a)

in addition to the Change of Control Fee (as hereinafter defined), the Companies shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation; and payable within 14 calendar days of the Date of Termination;

April 10, 2026 Page 2

(b)

in addition to the Change of Control Fee, the Companies shall also pay to the Executive the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives to such date, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs;

(c)

the Companies shall pay to the Executive an additional severance cash payment equating to an aggregate of 12 months of the then Monthly Salary, together with the average annual Bonus paid during the most recent two years, payable by the Companies to the Executive on the Date of Termination (collectively, the “Change of Control Fee”) and, unless otherwise agreed to in writing between the Parties, the foregoing Change of Control Fee shall be paid within 30 calendar days of the Date of Termination;

(d)

subject to provisions of any of the Companies’ plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of six months from the Date of Termination;

(e)

subject to Section 5.10 herein, and subject to the Company’s then Stock Incentive Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Options on the Date of Termination at any time during the Termination Option Exercise Period (the “Options Extension”); and

(f)

in addition to the Options Extension, all other unvested long-term incentive plan stock-based compensation then granted and outstanding to the Executive on the Date of Termination shall vest and be exercisable in accordance with the terms of the Option Plan during the Termination Option Exercise Period.

April 10, 2026 Page 3

In the event of a termination in accordance with this section, the terms of this section shall be in full satisfaction of any and all of the Executive’s entitlements upon such termination and the Companies shall have no further obligation to the Executive; such ongoing compensation representing the Executive’s clear and unequivocal severance package for the early termination for a Change of Control under this Agreement prior to the completion of the Term or any Renewal Period of this Agreement.”.

It is hereby recognized and agreed that, other than for the Supplement provisions set forth herein, all other provisions of the Services Agreement remain in full force and effect as of the Effective Date and, furthermore, that the Services Agreement, together with the within Supplement, constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of the Services Agreement.

We kindly ask that you now acknowledge your receipt and approval of the within Supplement to your Services Agreement by simply executing and returning to the attention of the writer via facsimile the duplicate copy of this letter which has been enclosed for that purpose at your earliest convenience hereafter. In the interim we remain, always,

Yours very truly,

/s/ Vincent Della Volpe

Vincent Della Volpe, Director and Chair of the Company’s Compensation Committee
for Uranium Energy Corp.

Receipt and approval of the within Supplement to the Services Agreement with the Company is hereby acknowledged on this 10th day of April, 2026, by:

/s/ Brent Berg

Brent Berg